Exhibit 4.5

AMENDMENT AGREEMENT AND WAIVER

This AMENDMENT AGREEMENT AND WAIVER (the “Amendment”), dated as of June 5, 2018, is made by and between Ener-Core, Inc., a Delaware corporation, with headquarters located at 8965 Research Drive, Suite 100, Irvine, California 92618 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Bridge SPA (as defined below), as applicable.

RECITALS

A. Reference is made to that certain Securities Purchase Agreement dated as of September 19, 2017, by and among the Company, the Holder and the other investors listed on the signature pages attached thereto and party to a joinder agreement thereto (as amended and/or restated from time to time, the “Bridge SPA”); and the Senior Secured Notes issued to the Holder pursuant thereto (as amended from time to time prior to the date hereof, the “Bridge Notes”);

B. The Company intends to issue additional convertible senior secured promissory notes (the “June 2018 Notes”) and related warrants to purchase up to an aggregate of 1,000,000 shares of the Company’s Common Stock (the “June 2018 Warrants”) in order to support its working capital needs;

C. The Company and the Holder desire to amend each of the Bridge Notes as set forth herein and waive the application of certain provisions in the Bridge SPA and Bridge Notes in connection with the issuance of such June 2018 Notes; and

D. In compliance with Section 15 of the Bridge Notes and the Bridge SPA, this Amendment shall only be effective upon the execution and delivery of this Amendment and agreements in form and substance identical to this Amendment (other than with respect to the identity of the Holder and any provision regarding the reimbursement of legal fees) (together with this Amendment, the “Amendments”) by the Required Holders (as defined in the Bridge Notes and Bridge SPA, respectively) (such time, the “Effective Time”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

SECURITIES PURCHASE AGREEMENT

1. Waiver of Effect of Issuance of June 2018 Notes on Bridge SPA. Each Required Holder hereby consents to the waiver of, and hereby irrevocably waives, the effect of the issuance of the June 2018 Notes and the June 2018 Warrants pursuant to that certain June 2018 SPA on any representation, warranty or covenant in the Bridge SPA, including but not limited to Section 4(k) thereof, to the extent applicable.

ARTICLE II

NOTES

1. Waiver of Effect of Issuance of June 2018 Notes on Bridge Notes. Each Required Holder hereby consents to the waiver of, and hereby irrevocably waives, the effect of the issuance of the June 2018 Notes pursuant to the June 2018 SPA on any representation, warranty or covenant in the Bridge Notes, including but not limited to Sections 4(a) and 14(d) thereof.

2. Maturity Date. Effective upon the issuance by the Company of June 2018 Notes for aggregate gross proceeds of at least $2.0 million pursuant to the June 2018 SPA, the third sentence of Section 1 of the Bridge Notes is hereby amended and restated as follows:

“The “Maturity Date” shall be December 31, 2020, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.”

3. Conversion Price. Section 3(b)(ii) of the Bridge Notes is hereby amended and restated as follows:

“(ii) “Conversion Price” means, as of any Conversion Date or other applicable date of determination, $0.25 per share, subject to adjustment as provided herein.”

4. Optional Redemption at the Holder’s Election. Effective upon the issuance by the Company of June 2018 Notes for aggregate gross proceeds of at least $2.0 million pursuant to the June 2018 SPA:

a. Section 7. Section 7 of the Bridge Notes is hereby amended and restated as follows:

“[Reserved].”

b. Section 11(a). The third sentence of Section 11(a) of the Bridge Notes is hereby deleted.

c. Section 30(ee). The phrase “Holder Optional Redemption Dates” is hereby deleted from Section 30(ee) of the Bridge Notes.

d. Section 30(ff). The phrase “Holder Optional Redemption Notices” is hereby deleted from Section 30(ff) of the Bridge Notes.

e. Section 30(gg). The phrase “Holder Optional Redemption Prices” is hereby deleted from Section 30(gg) of the Bridge Notes.

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5. Amendment of Definition of “Permitted Indebtedness”. Section 30(aa) of the Bridge Notes is hereby amended and restated as follows:

“(aa) “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) trade payables incurred in the ordinary course of business consistent with past practice, (iii) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Required Holders and approved by the Required Holders in writing, and which Indebtedness does not provide at any time for (a) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (b) total interest and fees at a rate in excess of twelve percent (12.0%) per annum, (iv) Indebtedness secured by Permitted Liens described in clauses (iv) of the definition of Permitted Liens, (v) deemed Indebtedness arising from one or more operating leases, including, without limitation, the leases for one or more test turbines from Dresser-Rand, but only if such lease, if secured, is secured solely by such test turbine, (vi) Indebtedness incurred pursuant to the Backstop Agreement, (vii) Indebtedness by the notes issued pursuant to the Securities Purchase Agreement dated as of September 1, 2016 by and among the Company and the investors thereto, as subsequently amended, restated or modified thereafter), (viii) the Additional Notes issued prior to or on the Initial Closing Date, provided that the Indebtedness evidenced by the Additional Notes is not increased, refinanced, amended, changed or modified on or after the date of issuance thereof, (ix) the guarantees pursuant to the Guaranty Agreements, and (x) those certain senior secured convertible notes issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of June 5, 2018 by and among the Company and the investors listed on the signature pages attached thereto, as subsequently amended, restated or modified thereafter.”

ARTICLE III
MISCELLANEOUS

1. Effect of this Amendment. This Amendment shall form a part of the Bridge Notes for all purposes, and each holder of Bridge Notes shall be bound hereby. This Amendment shall only be deemed to be in full force and effect from and after both the execution of this Amendment by the parties hereto and the execution of Amendments substantially identical to this Amendment by the Company and the Required Holders (as defined in the Bridge Notes and Bridge SPA, respectively). From and after such effectiveness, any reference to the Bridge Notes shall be deemed to be a reference to the Bridge Notes, as amended hereby. Except as specifically amended as set forth herein, each term and condition of the Bridge Notes shall continue in full force and effect.

2. Entire Agreement. This Amendment, together with the Bridge SPA and Bridge Notes, as amended to date, contains the entire agreement of the parties with respect to the matters contemplated hereby and thereby, and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

3. Governing Law. This Amendment shall be governed by the internal law of the State of New York.

4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
	Name:	Domonic J. Carney
	Title:	Chief Financial Officer

Signature Page to Amendment Agreement and Waiver—June 2018

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

HOLDER:

By:
Name:
Title:

Signature Page to Amendment Agreement and Waiver—June 2018